Exhibit 99.1

Boston, United States Sydney, Australia 13 August 2018 AEST Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com

GI Dynamics Announces FDA Approval

for EndoBarrier Pivotal Trial

Pivotal trial to focus on reduction of hemoglobin A1c

for patients diagnosed with type 2 diabetes and obesity

•  Primary Endpoint         Reduction of HbA1c at 1 year

•  Planned Study Size      Stage I: 50 EndoBarrier / 17 control

                              Stage II (upon FDA approval): 130 EndoBarrier / 43 control

                              Total: 240 Participants (3:1): 180 EndoBarrier / 60 control

•  Participant Timing       1 year EndoBarrier implant or control / 1 year follow-up

•  Safety Review              Interim FDA Safety Review of 50 EndoBarrier participants

BOSTON and SYDNEY — 13 August 2018 — GI Dynamics Inc. (ASX: GID), a medical device company that is developing EndoBarrier for patients diagnosed with type 2 diabetes and obesity, is pleased to announce it has received approval of an investigational device exemption (IDE) from the U.S. Food and Drug Administration (FDA) to begin enrollment in a pivotal trial evaluating the safety and efficacy of EndoBarrier in the United States pending Institutional Review Board (IRB) approval.

The primary endpoint of the pivotal trial (GID 18-1) is reduction in average blood sugar levels (HbA1c) at 1 year. The pivotal trial will consist of randomized EndoBarrier implant and control arms; both arms will receive identical lifestyle therapy that complies with the most current American Heart Association guidelines.

The study is approved for staged enrollment, with the initial approval for treatment of up to 67 study participants including 50 EndoBarrier and approximately 17 control participants. Following FDA review of the interim safety report, the company will apply for approval to expand enrollment to a planned total study population of approximately 240 participants. The FDA has recommended certain study modifications that will be submitted by the company in an IDE supplement.

Boston, United States Sydney, Australia 13 August 2018 AEST Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com

“This pivotal trial offers an opportunity to evaluate the safety and efficacy of EndoBarrier on a comprehensive basis,” said David Cummings, MD, Endocrinologist at University of Washington and Veterans Affairs Puget Sound Health Care System-Seattle and GI Dynamics Scientific Advisory Board (SAB) member. “The GI Dynamics SAB has worked closely with the company to design a study that measures critical health metrics and applies best practices to minimize clinical risk.”

“This IDE approval is the result of more than two years of scientific investigation and research focused on clinical trial design in collaboration with the FDA, with the intent of designing a robust pivotal trial focused on the treatment of type 2 diabetes,” said Scott Schorer, president and chief executive officer of GI Dynamics. “EndoBarrier remains one of the few technologies focused on the primary target of achieving glycemic control for patients diagnosed with type 2 diabetes that is not bariatric/metabolic surgery or anti-diabetes medication.”

GI Dynamics leveraged clinical data from nearly 4,000 EndoBarrier implants since inception, the initial US clinical trial (ENDO Trial), multiple investigator-initiated clinical trials, two ongoing registries (ABCD Worldwide EndoBarrier Registry, German EndoBarrier Registry), and the comprehensive EndoBarrier meta-analysis recently published in the American Diabetes Association’s (ADA) Diabetes Care journal.

Patient safety is of paramount importance to GI Dynamics. The company and the FDA have agreed to a multiple stage pivotal trial and the implementation of safety monitoring procedures during the study. The approved Stage I will consist of the first 50 EndoBarrier recipients and approximately 17 control arm participants. When the first 50 EndoBarrier recipients have reached the 6-month (post implantation) follow-up, a Stage I safety report will be provided to the FDA for review. Upon completion of Stage I and with FDA approval, enrollment of the remaining participants is planned for a total of 240 participants.

In addition, GI Dynamics and the FDA have agreed on several specific safety events that, if reported, will cause enrollment to be stopped while the GID 18-1 Data Safety Monitoring Board, GI Dynamics, and the FDA conduct a review of all study safety data to determine whether the study may continue.

Boston, United States Sydney, Australia 13 August 2018 AEST Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com

The specific safety events that would cause the enrollment to stop during Stage I are presented as follows:

•  One (1) hepatic abscess requiring a procedure other than image-guided fine needle aspiration (FNA) and/or oral antibiotic therapy

•  Three (3) hepatic abscesses requiring oral antibiotics with or without fine needle aspiration

•  One (1) instance of device-related bleeding requiring transfusion or embolization or Intensive Care Unit (ICU) care

•  Three (3) instances of endoscopic intervention that includes cauterization or endoscopic clipping of a bleeding lesion

GI Dynamics, in conjunction with its scientific and medical advisors and leveraging significant investigative work and analysis, has implemented multiple clinical risk management steps to mitigate the risk of occurrence of all known safety events. This includes the elimination of proton pump inhibitors (which are thought to increase liver abscess risk), refinement of inclusion criteria, addition of multiple exclusion criteria, the implementation of a higher threshold of failed medical therapy prior to EndoBarrier treatment, and increased patient monitoring with the intent of reducing patient risk and addressing clinical issues identified in the past, such as liver abscess.

“The GID 18-1 trial design is intended to address the patient population that has failed lifestyle and medical therapy prior to insulin use,” said Schorer. “This study will gather data on insulin sensitivity, the avoidance of insulin use, cardiovascular risk factor reduction (as measured by blood pressure, cholesterol, and triglycerides), and the reduction of severity of specific types of liver disease: nonalcoholic fatty liver disease (NAFLD) and nonalcoholic steatohepatitis (NASH). This pivotal trial is a substantial undertaking that is intended to create significant clinical value. The team of employees, clinicians, and directors of the company are committed to investigating the safety and efficacy of EndoBarrier to treat type 2 diabetes and associated comorbidities.”

Subject to securing additional financing in 2018, GI Dynamics expects to complete enrollment of Stage I of the study during the first half of 2019.

Boston, United States Sydney, Australia 13 August 2018 AEST Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com

Further information will be provided during the company’s next shareholder update call, scheduled for 20 August 2018 at 6pm EDT | 21 August 2018 at 8am AEST. The company will provide full meeting details shortly.

About GI Dynamics

GI Dynamics Inc. (ASX: GID) is the developer of EndoBarrier, an endoscopically delivered device therapy for the treatment of type 2 diabetes and obesity. EndoBarrier is not approved for sale and is limited by federal law to investigative use only. Founded in 2003, GI Dynamics is headquartered in Boston, Massachusetts. For more information, please visit gidynamics.com.

Forward-Looking Statements

The announcement may contain forward-looking statements. These statements are based on GI Dynamics management’s current estimates and expectations of future events as of the date of this announcement. Furthermore, the estimates are subject to several risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements.

These risks and uncertainties include, but are not limited to, risks associated with our ability to continue to operate as a going concern; our ability to raise sufficient additional funds to continue operations and to conduct the planned clinical trial of EndoBarrier in the United States (GID 18-1 Trial); our ability to execute the GID 18-1 Trial under FDA IDE; our ability to enlist clinical trial sites and enroll patients in accordance with the GID 18-1 Trial; the risk that the FDA stops the GID 18-1 Trial early as a result of the occurrence of certain safety events or does not approve an expansion of the GID 18-1 trial; our ability to maintain compliance with our obligations under our existing convertible note and warrant agreements executed with Crystal Amber Fund Limited, including our obligations to make payment on the relevant notes that are due in December 2018; obtaining and maintaining regulatory approvals required to market

Boston, United States Sydney, Australia 13 August 2018 AEST Investor Relations United States: Janell Shields +1 (781) 357-3280 investor@gidynamics.com and sell our products; the possibility that future clinical trials will not be successful or confirm earlier results; the timing and costs of clinical trials; the timing of regulatory submissions; the timing, receipt and maintenance of regulatory approvals; the timing and amount of other expenses; the timing and extent of third-party reimbursement; intellectual-property risk; risks related to excess inventory; risks related to assumptions regarding the size of the available market; the benefits of our products; product pricing; timing of product launches; future financial results; and other factors, including those described in our filings with the U.S. Securities and Exchange Commission.

Given these uncertainties, one should not place undue reliance on these forward-looking statements. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or otherwise, unless we are required to do so by law.

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